Exhibit 99.28(p)(iv)

CODE OF BUSINESS CONDUCT AND ETHICS

Excellence and Integrity in All That We Do

Global Atlantic
FINANCIAL GROUP

November 2024

CEO’S MESSAGE

Global Atlantic is committed to conducting business with the highest ethical standards. We are honest, fair and transparent in all aspects of our business, and we deeply value our reputation and client relationships.

In the course of our business operations, we face a wide range of competitive situations and are subject to a variety of laws and regulations. Being wholly owned by KKR has enabled Global Atlantic to create more value, serve more clients, and pursue more growth opportunities. To continue to be successful, Global Atlantic must constantly seek and implement flexible and innovative ways to achieve our business objectives.

Global Atlantic must also continue to be competitive in the marketplace. Yet, within this environment, we must be unwavering in our commitment to perform in a manner that is in keeping with our business principles. We recognize this balance is critical to maintaining our valuable reputation and, in turn, our long-term success.

It is critical that all our employees and business partners clearly understand their responsibilities for conducting business in accordance with Global Atlantic’s policies, procedures and ethical standards. The Code of Business Conduct and Ethics sets forth these standards for purposes of building awareness, thereby enabling each of us to properly conduct Company business. Global Atlantic’s Chief Compliance Officer and General Counsel for Ethics is Andrew Shainberg, and he is charged with overseeing the administration and enforcement of the Code.

We pursue excellence and integrity in all that we do. By consistently applying high ethical standards to all our business relationships, we will continue to support a work environment and atmosphere that is conducive to individual and Company success.

Sincerely,

Allan Levine
Co-Founder, Chairman & Chief Executive Officer

CCO’S MESSAGE

Dear Colleague,

Global Atlantic’s reputation and success are built on the trust that our employees, policyholders, partners, investors, and regulators have in us. This trust can be easily eroded if we fail to comply with the laws and regulations that govern our business. More than just a policy document, the Code helps provide guidance on how to comply with applicable legal and regulatory requirements in the course of doing business.

Global Atlantic's core values, which are at the heart of what we do, are:

●	Integrity	●	Innovation
●	Teamwork	●	Client Focused
●	Diversity	●	Stewardship
●	Excellence

Embodying these values is critical to how we carry out our mission and vision day in and day out.

Although the Code does not have all the answers and cannot address all situations we may face, it provides a compass to guide us in striving to ensure that everything we do is held to the highest ethical, legal and professional standards. I encourage you to read the Code and ask questions if there is anything you do not understand.

If you have any questions about the Code, you are encouraged to reach out to the contacts set forth in the Code. Moreover, if you are aware of any existing or potential violations of the Code, you are required to report such matter in the manner set forth in the Code. The standards set forth in the Code will be strictly enforced, and any employee or business partner who violates these standards will be subject to appropriate disciplinary action, including dismissal where appropriate.

Thank you for maintaining and supporting the strong ethical culture that makes Global Atlantic a great place to work.

Andrew Shainberg Chief Compliance Officer and General Counsel for Ethics

TABLE OF CONTENTS

INTRODUCTION & OVERVIEW	6

WHAT IS EXPECTED OF US	7
KKR Public Company Policies	7

OUR BEHAVIOR IN THE WORKPLACE	8
Equal Employment Opportunity	8
Harassment-Free Workplace	8
Violence-Free Workplace	9
Drugs and Alcohol	9

CONFLICTS OF INTEREST	10
Financial Interests	10
Family Relationships	10
Competitive Activities and Involvement
with a Competitor	11
Disclosure of Conflicts and Recusals	11
Use of Company Property	11
Business Opportunities	11
Loans and Advances	11
Philanthropy and Grantmaking	11
Avoiding Conflicts of Interest – Summary	12

GOVERNMENT RELATIONS	13
Payments to Officials	13
Political Contributions	13
Unfair Practices in International Business	13

COMPLIANCE WITH LAWS, RULES, AND REGULATIONS	14
Insider Trading Prevention	14
Money Laundering Prevention	15
Economic Sanctions and Anti-boycott Laws	15

FAIR DEALING WITH COUNTERPARTIES, SUPPLIERS, COMPETITORS, AND
BUSINESS PARTNERS	15

Giving Gifts	15

Receiving Gifts	16

Unfair Competition	16
Disparagement of Competitors	16
Disparaging a Competitor’s Business	16
Misrepresentations of Price and Product	16
Charitable Giving	16

MAINTAINING ACCURATE AND
COMPLETE RECORDS	17
Global Atlantic Records, Document Retention
& Legal Hold Procedures	17
Financial Records Reporting and
Public Communications	17
Business Travel Reimbursement	18
Personnel Records	18

PROTECTION AND PROPER USE OF
COMPANY ASSETS	19
Proper Use of Company Property	19
Confidential Information	20

TAX EVASION	20

COMMUNICATIONS WITH THE MEDIA
AND THE PUBLIC	21

SOCIAL MEDIA	21

REPORTING CODE VIOLATIONS AND
NON-RETALIATION	22
Policy About Reporting Procedures	22
Procedures For Making Reports	22
Company Investigations	23
Anti-Retaliation Policy & Pledge	24
Reporting Matters to Law Enforcement	24

COMPLIANCE WITH THE CODE	25

WAIVER PROCEDURES	25

CODE OF BUSINESS CONDUCT AND ETHICS	4

Our Company

Global Atlantic Financial Group is a leading insurance company meeting the retirement and life insurance needs of individuals and institutions.

Our Mission

To provide compelling solutions that create more secure financial futures.

Our People

We attract the best people, we commit to their development and engagement, and we create an environment of opportunity where we can all succeed together.

Our Values

Integrity

We are in the trust business. Our reputation and relationships are built on that trust. We are honest, fair, and transparent in all we do. We choose the right way over the easy way.

Teamwork

We collaborate to solve problems and make decisions. We hold each other accountable. We recognize we are all in this together and celebrate one another's success.

Diversity

We strive to foster a diverse workforce and an inclusive and equitable workplace. We bring together different perspectives to reach the best outcome.

Excellence

We aspire to be excellent at what we do. We set the highest standards of performance to ensure we deliver the best of Global Atlantic each day.

Innovation

We are intellectually curious. We seek to develop creative solutions for our clients. As our business grows, we hold true to our entrepreneurial spirit.

Client Focused

We work relentlessly to bring value to our clients, through building meaningful relationships, providing a consistent and reliable experience, and adapting to their evolving needs.

Stewardship

We act as owners of this business. We commit to preserving and growing the assets entrusted to us. We are rigorous in understanding and quantifying risk, and we are judicious when deploying capital. We deliver on our promises.

CODE OF BUSINESS CONDUCT AND ETHICS	5

INTRODUCTION & OVERVIEW

Our Code Applies to All of Us

This Code of Business Conduct and Ethics, referred to as the “Code,” is intended to provide our Associates, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them. The standards set forth in the Code apply to us all. All Associates must acknowledge their review of, and agreement to comply with, the Code as a condition of employment, engagement by or other association with The Global Atlantic Financial Group LLC and its subsidiaries (“Global Atlantic” or the “Company”). The term “Associates” means every full and part-time employee of the Company, all members of the Company’s senior management, including the Company’s Chief Executive Officer, and every member of the Company’s Board of Directors, even if such member is not employed by the Company, and all individuals engaged by the Company to conduct business on the Company’s behalf, including contractors, interns, and temporary staff.

Why We Have a Code

The ultimate responsibility for maintaining our Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that is consistent with our mission and values.

Policies and procedures are made available to Associates on the Company’s website and provide more detail to guide you in adhering to the letter and the spirit of all applicable laws, rules and regulations. This Code and the applicable policies and procedures should be read in conjunction with each other. You may access Company polices by clicking here.

It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of employment or any other relationship with the Company, and possibly other legal action.

CODE OF BUSINESS CONDUCT AND ETHICS	6

Many of the standards outlined on the following pages will be familiar, for they reflect the fundamental values of fairness and integrity that are a part of our daily lives. Applying these standards to our business lives is an extension of the values by which we are known as individuals and by which we want to be known as a company. In addition to the Code, the Company has certain policies and procedures that apply to its businesses.

Ask Yourself:

• Does the action reflect our Company’s commitment to acting with the highest ethics and integrity?

• Does the action harm our Company, clients, suppliers, shareholders, or our fellow employees?

• Would I take this action if it were published on the front page of a major newspaper?

• How would your family feel if they knew you took the action?

All employees and their Related Persons are “covered persons” under the KKR Securities Trading Policy. There are a number of requirements associated with buying and selling KKR securities, including that trading is permitted only during an open window period and only through a brokerage account at Fidelity.

If you become aware of any breach of the Code, you are required to either report such concern to a member of the Legal, Compliance, Regulatory & Internal Audit (“LCR&IA”) Department or the Human Resources Department, or to contact the Company’s outside reporting service, Ethics Point, 24 hours a day, 7 days a week at: Toll free (855) 867-7430 or online www.globalatlantic.ethicspoint.com. Your outreach to any of these internal contacts will be kept as confidential as possible. Ethics Point provides for confidential and/ or anonymous reporting of your concerns. Please keep in mind that Global Atlantic prohibits retaliation of any kind against individuals who, in good faith, report concerns about workplace matters.

While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct at all times. If you are confronted with situations not covered by this Code, or if you have questions regarding the matters that are addressed in the Code, you are urged to consult with a senior member of the LCR&IA Department, or another member of senior management.

WHAT IS EXEPECTED OF US

Each Associate is expected to be honest, fair, and accountable in all business dealings and obligations, and to ensure:

• the ethical handling of conflicts of interest between personal and professional relationships;

• full, fair, accurate, timely and understandable disclosure in reports that are filed by the Company with its regulators and in other public communications made by the Company;

• compliance with applicable governmental laws, rules and regulations; and

• conduct that is appropriate and contributes to a safe and inclusive work environment.

KKR Public Company Policies

All Global Atlantic employees are subject to and must comply with the following KKR policies:

• Code of Business Conduct and Ethics

• Policies and Procedures for Trading in Securities of KKR & Co. Inc. by Directors, Section 16 Officers and Employees

• Whistleblower Policy

• Fair Disclosure Policy

• Statement of Policy Regarding Transactions with Related Persons

These policies are maintained on the Global Atlantic intranet.

CODE OF BUSINESS CONDUCT AND ETHICS	7

OUR BEHAVIOR IN THE WORKPLACE

Global Atlantic strives to create a safe workplace characterized by respectful treatment among Associates. We believe that such an environment brings out the full potential in each of us which, in turn, contributes directly to our business success.

Equal Employment Opportunity: Global Atlantic provides equal employment opportunities to all employees and applicants without regard to race, color, religion, gender, gender identity or expression, sexual orientation, national origin, disability, age, or veteran status, or any other characteristic protected by applicable federal, state, or local laws and ordinances. Our management team is dedicated to ensuring the fulfillment of this policy with respect to recruitment, hiring, placement, promotion, transfer, training, compensation, benefits, employee activities, access to facilities and programs, and general treatment during employment. Discrimination under this policy means treating differently or denying or granting a benefit to an individual because of the individual’s protected characteristic. Any such discrimination is strictly prohibited and is subject to disciplinary action, up to and including termination of employment. If you believe you are the victim of discrimination in the workplace, you should report your concern to your manager, the Human Resources Department, or Ethics Point.

Harassment-Free Workplace: Global Atlantic has zero-tolerance for conduct that constitutes harassment, including sexual harassment. Harassment generally is defined as verbal, written or physical conduct that denigrates or shows hostility or aggression toward another individual based on any protected characteristic and has the purpose or effect of creating an intimidating, hostile or offensive work environment; has the purpose or effect of unreasonably interfering with an individual’s work performance; or otherwise adversely affects an individual’s employment opportunities. Harassing conduct includes nicknames, slurs or negative stereotyping; threatening, intimidating or hostile acts; demeaning jokes; and written or graphic material that denigrates or shows hostility or aversion toward an individual or group.

Sexual harassment is a form of sexual discrimination that is prohibited by law and by this policy. Sexual harassment can include all of the above actions, as well as other unwelcome conduct based on sex or gender, such as unwelcome sexual advances, requests for sexual favors, or other verbal/physical conduct of a sexual nature, when submission to such conduct is made, either explicitly or implicitly, a term or condition of an individual’s employment; submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual; or such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment. If you believe you are being harassed or have observed harassment, you should promptly report your concern to your manager, the Human Resources Department or Ethics Point. For further information, including additional examples of behaviors that violate Global Atlantic’s standard, see the Policy Against Harassment.

CODE OF BUSINESS CONDUCT AND ETHICS	8

Violence-Free Workplace: Global Atlantic strives to maintain a safe and secure work environment that is free from violence. Global Atlantic prohibits violence of any kind directed towards or against employees, whether such violence arises by way of co-workers, business partners, or customers who interact with Global Atlantic’s employees. Global Atlantic will not tolerate workplace violence in any form, including threatening behaviors, assaults, harassment, intimidation, bullying, or any other conduct that leads to violence in the workplace. Global Atlantic strictly maintains a threat management plan and a threat assessment team to address issues as they may arise. You should report any violent workplace behavior, whether directed against you or others, to the Human Resources Department, Corporate Security, or Ethics Point. For further information, see Global Atlantic’s Workplace Violence Policy.

Drugs and Alcohol: To provide a professional and safe working environment, Global Atlantic has implemented a comprehensive policy prohibiting Associates from possessing, selling, purchasing, transferring, carrying, using, or reporting to work or working while under the influence of alcohol, illegal drugs or other impairing substances; or the misuse of legal drugs, including prescription medication that is not prescribed to the employee. Doing otherwise is dangerous to you and an obvious threat to a safe workplace. While the use of marijuana has been legalized under the laws of several states for medical and recreational uses, it remains an illegal drug under federal law, and its use as it impacts the workplace is prohibited by Global Atlantic. The responsible consumption of alcohol may be permitted during special company events if approved by senior management. Associates are expected to use good judgment at such events. For further information, see Global Atlantic’s Drug, Alcohol and Tobacco Policy.

CODE OF BUSINESS CONDUCT AND ETHICS	9

CONFLICTS OF INTEREST

Associates should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the Company’s interests.

In dealings with current or potential counterparties, suppliers, contractors, and competitors, Associates must act in the best interests of the Company to the exclusion of personal advantage. A conflict of interest occurs when an Associate’s private interests interfere in any way – or even appear to interfere – with the interests of the Company as a whole. Competitors of the Company include, for example, any company whose business involves insurance or reinsurance or the sale of life and/or annuity insurance products.

Anything that would present a conflict for a director or employee of the Company would also likely present a conflict if it were related to a member of his or her immediate family.

Associates are prohibited from any of the following activities, which could represent an actual or perceived conflict of interest and must disclose such conflicts in advance. Additionally, each Associate should refer to Global Atlantic’s Related Party Transaction Policy for information on related party transactions and procedures for the review and approval of such transactions. See Global Atlantic’s Related Party Transaction Policy.

Financial Interests: No Associate or immediate family member (including spouses or domestic partners, minor children of the individual or his/her domestic partner, and, generally, any other family member(s) residing in the same household) of an Associate shall have a financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the Company or which is an actual or potential competitor of the Company, without prior approval of Global Atlantic’s Chief Compliance Officer and General Counsel for Ethics (“Chief Compliance Officer”); provided, however, that this provision shall not prevent any Associate from investing in any mutual fund or owning up to 1% of the outstanding stock of any publicly traded company.

Separately, all investments in enterprises that are not generally available to public investors (also known as “private investments”), require prior approval. See Global Atlantic’s Personal Private Investments Policy.

Family Relationships: No Associate shall conduct business on the Company’s behalf with an outside enterprise which does or seeks to do business with the Company if an immediate family member of the Associate is a principal or officer of such enterprise, or an employee of such enterprise who will play a significant role in the business done or to be done between the Company and such enterprise, without prior approval of the Company’s Chief Compliance Officer.

CODE OF BUSINESS CONDUCT AND ETHICS	10

Competitive Activities and Involvement with a Competitor: No Associate shall engage in activities that are directly competitive with those in which the Company is engaged. No executive officer or employee, nor any immediate family member of an executive officer or an employee, shall serve as a director, officer or in any other management or consulting capacity of any competitor of the Company.

Disclosure of Conflicts and Recusals: Each director and committee member will ethically handle all actual or potential conflicts of interest, including promptly informing the Chairman of the Board/Committee or the Chief Legal Officer if such a conflict arises. Each Associate will recuse himself/herself from any discussion or decision affecting his/her personal interests.

Use of Company Property: No Associate shall use any Company property or information in his or her possession for his or her personal gain.

Business Opportunities: No Associate shall divert a business opportunity from the Company to such Associate’s own benefit, provided that directors of the Company should refer to the Company’s Amended & Restated Limited Liability Company Agreement and Corporate Governance Guidelines regarding their compliance with the corporate opportunities doctrine. An Associate is prohibited from using his or her position at the Company or corporate assets to acquire or personally profit from a business opportunity or investment in which that Associate knows the Company is or is reasonably likely to become involved, or in which the Company may have an existing interest. The Associate may proceed to take advantage of such opportunity only if approved by the Company in writing (which, depending on the opportunity or Associate involved, may require approval from the Board of Directors or a committee thereof).

Loans and Advances: No Associate or immediate family member of an Associate shall receive any loan or advance from the Company or be the beneficiary of a guarantee by the Company of a loan or advance from a third party, except for customary advances of business expenses or corporate credit in the ordinary course of business or those advances of corporate credit that are approved by the Company. The Company will not extend, maintain or arrange for any personal loan to or for any director or executive officer (or the equivalent thereof). Notwithstanding the foregoing, an employee may receive a tax advance with respect to any phantom income attributable to such employee as a direct result of any actions taken by the Company.

Each Associate should make prompt and full disclosure in writing to a senior member of the LCR&IA Department of any situation that may involve a conflict of interest. Each director of the Company should make prompt disclosure to the Company’s Chief Executive Officer or Chief Legal Officer with respect to any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

Philanthropy and Grantmaking: Global Atlantic is committed to supporting the communities where we live and work. In support of this commitment, Global Atlantic may periodically ask its service providers, vendors and others with whom it has a business relationship to consider making a charitable contribution directly to an identified charitable organization. Global Atlantic will not require or expect that a contribution is made in response. Moreover, our employees are precluded from considering such charitable contributions when making business decisions for Global Atlantic.

The Global Atlantic Foundation is a separate charitable organization that operates a community grant making program. Grantmaking decisions are made solely by the Global Atlantic Foundation Giving Committee, the Working Group of the Giving Committee, and its designees. The foundation’s grantmaking will never be used to facilitate or impact Global Atlantic’s business relationships.

CODE OF BUSINESS CONDUCT AND ETHICS	11

Avoiding Conflicts of Interest – Summary

Global Atlantic employees are prohibited from engaging in any activity, practice, or act which conflicts with, or appears to conflict with, the interests of the Company, without disclosing such activity, practice, or act and its potential conflicts to, and receiving approval from, the Chief Compliance Officer or his/her designee. A conflict of interest exists when an individual’s personal activities or financial affairs may influence his or her judgment in the performance of duties in an adverse way to the Company or its clients.

To protect Global Atlantic, our investors, and our people, it is essential that all conduct or transactions potentially raising conflict of interest concerns be fully disclosed before they are undertaken.

Personal Account Trading

Trading securities while in possession of material, non-public information (or “inside” information) or improperly communicating that information to others may expose you to prison sentence and severe civil and criminal penalties. Federal securities laws in the U.S. currently provide for civil sanctions equal to triple the amount of gain realized or loss avoided as a result of the misconduct, and the laws of other jurisdictions frequently provide for similar penalties. Both violators and persons controlling violators may be liable for civil and criminal fines and penalties.

See the Global Atlantic Personal Account Trading Policy for additional information, including the specific rules that apply to each category of employees (KKR Access Person, Designated Person, Company Associates, Non-Access Persons).

Personal Private Investments

To comply with regulatory requirements for certain employees, and to mitigate potential conflicts and reputational issues that can arise when employees purchase certain private investments, all employees and their related persons are required to obtain prior written approval before purchasing any Personal Private Investment.

You and any related person(s) may not purchase any Personal Private Investment unless and until final approval is granted by the Compliance Department. Purchasing a Personal Private Investment without such approval is a violation of this policy for which the employee may be subject to disciplinary action, up to and including termination.

See the Global Atlantic Personal Private Investments Policy for additional information.

Outside Activities

To comply with regulatory requirements for certain employees, and to mitigate potential conflicts and reputational issues that can arise when employees engage in certain outside activities, all employees are required to obtain prior written approval before engaging in any Outside Activity.

You may not engage in any Outside Activity unless and until final approval is granted by the Compliance Department. Engaging in an Outside Activity without such approval is a violation of this policy for which the employee may be subject to disciplinary action, up to and including termination.

See the Global Atlantic Outside Activities Policy for additional information.

Political Contributions and Activities

Global Atlantic respects employees’ involvement in political activities. However, violation of applicable laws may lead to regulatory consequences and detrimental effects on Global Atlantic’s business.

To comply with regulatory requirements for certain employees, and to mitigate potential conflicts and reputational issues that can arise when employees engage in certain political activities and contributions, all employees are required to obtain prior written approval before engaging in any political activities or making any political contributions.

See the Global Atlantic Political Contributions and Activities Policy for additional information.

Gifts and Entertainment

Global Atlantic maintains important rules and guidelines for offering and accepting gifts and entertainment. They are designed to ensure compliance with applicable laws and to mitigate potential conflicts and reputational issues that can arise.

See the Global Atlantic Gifts and Entertainment Policy for additional information, including the specific monetary limits that apply and the pre-approval requirements (when required).

CODE OF BUSINESS CONDUCT AND ETHICS	12

GOVERNMENT RELATIONS

Associates must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

Global Atlantic values its business relationships with government agencies, regulators, and public officials.

Payments to Officials: Payment, entertainment or gifts shall not be made directly or indirectly to any public official if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her unlawful duty. Payments, gifts or entertainment (in whatever form) to public officials and other restricted persons (e.g., ERISA fiduciaries, union officials, employees or officers of credit rating agencies or self-regulatory bodies) are prohibited unless pre-approved by the Chief Compliance Officer. The only Global Atlantic employee authorized to review and approve any such payment is the Company’s Chief Compliance Officer.

Political Contributions: While Global Atlantic encourages Associates to be appropriately engaged in political matters, Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government, without prior approval from the Company’s Chief Legal Officer or the Chief Compliance Officer. This does not preclude, where lawful, Company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Company’s Chief Legal Officer or the Chief Compliance Officer, the formation and operation of a political action committee. However, there are certain hard restrictions on contributions to state and local campaigns and officeholders that are applicable to Global Atlantic and certain of its employees as a result of the strict federal and state pay-to-play restrictions that apply to Global Atlantic’s corporate parent, KKR & Co. Inc., and its affiliates. For further information, see Global Atlantic’s Political Contributions and Activities Policy.

Unfair Practices in International Business: Global Atlantic seeks to comply fully with any applicable United States and/or foreign based anti-bribery and anti-corruption laws. The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits making certain gifts to foreign officials. “Foreign officials” include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is “corrupt” under the FCPA if it is made for the purpose of:

• influencing any act or decision of a foreign official in his official capacity;

• inducing a foreign official to do or omit to do any act in violation of his lawful duty;

• inducing a foreign official to use his position to affect any decisions of the government; or

• inducing a foreign official to secure any “improper advantage.”

A gift is still “corrupt” even when paid through an intermediary. Any Associate who has any questions whatsoever as to whether a particular gift might be “corrupt” under the FCPA should contact a senior member of the LCR&IA Department.

CODE OF BUSINESS CONDUCT AND ETHICS	13

The Company expressly forbids any Associate from trading on material non-public information or communicating material non- public information to others in violation of the law. This conduct is frequently referred to as “insider trading.”

COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

Insider Trading Prevention: Global Atlantic seeks to comply with all federal and state laws and regulations that apply to the Company, including U.S. securities laws.

This applies to every Associate and extends to activities both within and outside their duties to the Company, including trading for a personal account. For further information, see Global Atlantic’s Personal Account Trading Policy, with which all Associates are required to be familiar and comply.

The concept of who is an “insider” is broad. It includes officers, directors and employees of a company. Anyone who possesses material information about the Company or its affiliates that was obtained directly or indirectly from the Company may be considered an “insider” under U.S. securities laws. In addition to officers, and employees, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purpose. A temporary insider can include, among others, a company’s investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. An Associate may also become a temporary insider of another company with which Global Atlantic has a contractual relationship (including, but not limited to, pursuant to a confidentiality agreement), with which it transacts or for which it performs certain services. Accordingly, restrictions of insider trading apply with equal force to non-public information relating to trades in securities of any other company, including our corporate parent, KKR & Co. Inc., counterparties, distribution partners, vendors, or suppliers, if you obtained material, non-public information about that company in the course of your employment with Global Atlantic. No Associates who, in the course of work for or on behalf of Global Atlantic, who learns of material non-public information about a company with which the Company does business may trade in the other company’s securities until the information becomes public or is no longer material.

Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

You should consult with a senior member of the LCR&IA Department about any questions you may have regarding compliance with this section of the Code. See also Policies and Procedures for Handling Non- Public and Confidential Information.

CODE OF BUSINESS CONDUCT AND ETHICS	14

Money Laundering Prevention: Global Atlantic is committed to helping prevent money laundering. You are required to abide by anti-money laundering programs established by the Company and its business units. Suspicious activity reporting requirements are time sensitive. Contact Compliance (AMLcompliance@gafg.com) if you have a concern that an activity might be unusual or suspicious.

Economic Sanctions and Anti-boycott Laws: Associates are prohibited from conducting business with or benefiting designated governments, individuals and entities (such as suspected terrorists and narcotics traffickers) as well as individuals and entities that are located in, have certain dealings with or are nationals or agents of particular countries. You should consult with Compliance (AMLcompliance@gafg.com) if you have questions about compliance with economic sanctions. In addition, you are prohibited from participating in boycotts unless sanctioned by the U.S. Government. If you are asked to participate in, or to provide information that may be used for the furtherance of such a boycott, report the matter immediately to your manager or Compliance (AMLcompliance@gafg.com).

FAIR DEALING WITH COUNTERPARTIES, SUPPLIERS, COMPETITORS, AND BUSINESS PARTNERS

Global Atlantic does not seek to gain any advantage through the improper use of favors or through other inducements. Associates must exercise good judgment and moderation to avoid misinterpretation and adverse effect on the reputation of the Company or its Associates. Offering, giving, soliciting or receiving any form of bribe to or from an employee of an intermediary, broker, agent, wholesaler, counterparty or supplier to influence that employee’s conduct is strictly prohibited.

Giving Gifts: Cash or cash-equivalent gifts must not be given by an Associate to any person or enterprise. Gifts, favors and entertainment may be given to non-governmental employees if what is given:

• Is consistent with customary business practice;

• Pre-approval is received for gifts and entertainment that are in excess of nominal value;

• Is not excessive in value and cannot be construed as a bribe or pay-off;

• Is not in violation of applicable law, ethical law, ethical standards or Company policies; and

• Will not embarrass the Company or the Associate if publicly disclosed.

For further information, see Global Atlantic’s Gifts & Entertainment Policy. See also the Government Relations section above for considerations relating to gifts to foreign officials and government employees.

CODE OF BUSINESS CONDUCT AND ETHICS	15

Receiving Gifts: Gifts, favors, entertainment or other benefits may not be accepted by Associates or members of their immediate families from any person or outside enterprise that does or seeks to do business with, or is a competitor of, the Company, except as common courtesies usually associated with customary business practices. If the gift or offer of entertainment is more than the threshold set forth in Global Atlantic’s Gifts & Entertainment Policy, its acceptance must be approved by the Company’s Chief Compliance Officer. If a gift unduly influences or makes an Associate feel obligated to “pay back” the other party with business, receipt of the gift is unacceptable. It is never acceptable to accept a gift in cash or cash equivalent. Even cash gifts of token value must be declined and returned to the sender.

Unfair Competition: Global Atlantic competes in the marketplace in an ethical manner. Although the free enterprise system is based upon competition, rules have been imposed stating what can and cannot be done in a competitive environment. The following practices can lead to liability for “unfair competition” and should be avoided. They are violations of the Code and possible violations of law. If you are unsure of appropriate practices, you should consult with a senior member of the LCR&IA Department for additional information and clarification.

•	Disparagement of Competitors: It is not illegal to point out weaknesses in a competitor’s service, product or operation; however, Associates may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an Associate may not publish or communicate anecdotal or unverified stories about a competitor’s products or services as the absolute truth.

•	Disparaging a Competitor’s Business: This behavior includes bribing a competitor’s employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor’s organization. For example, it is not a valid form of “market research” to visit a competitor’s place of business posing as a customer.

•	Misrepresentations of Price and Product: Misrepresentations about the nature, quality of character of the Company’s services and products are both illegal and contrary to Company policy. An Associate may only describe our services and products based on their documented specifications, not based on anecdote or his or her belief that our specifications are too conservative.

Charitable Giving: Global Atlantic supports the communities where we live and work by focusing on social, economic and educational opportunities. We engage in philanthropic relationships with charitable organizations whose work closely aligns with our mission and values. We have a strong commitment to supporting causes that are important to our employees, and we prioritize volunteering through Company-sponsored activities. In no event should charitable contributions influence the business judgment of a business colleague or client inappropriately. For further information, see Global Atlantic’s Charitable Contributions Policy.

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MAINTAINING ACCURATE AND
COMPLETE RECORDS

Global Atlantic strives to maintain accurate business records and to protect Company information, funds and assets. Global Atlantic is committed to maintaining a system of internal controls that ensures compliance with applicable laws and regulations, and that promotes the full, fair, accurate, timely and understandable disclosure of information in Global Atlantic’s reporting to internal management, its board of directors, external auditors, and to external parties, including regulatory and governmental authorities.

Global Atlantic Records, Document Retention & Legal Hold Procedures: It is the responsibility of all Associates to ensure that Global Atlantic’s records, including physical documents, electronic records, emails, and any other form of media are properly managed, handled, stored, and, where applicable, destroyed as appropriate in accordance with applicable retention guidelines and management directives, including any legal hold notices which supersede retention guidelines that would otherwise apply to the records at issue. For further information, see Global Atlantic’s Records Management Policy, Information Security Program Policy, Acceptable Use Policy, and Data Governance and Classification Policy.

Financial Records Reporting and Public Communications: Global Atlantic must maintain accurate financial and non-financial records and must ensure proper reporting to auditors of its financial results. It is Global Atlantic’s policy that disclosure regarding the financial and business condition of the Company in all reports filed with regulators, including the Securities and Exchange Commission, and in other communications made to the public is full, fair, accurate, timely and understandable, and complies in all material respects with applicable laws and regulations.

Associates shall, as applicable, provide accurate financial and accounting data and shall not knowingly falsify information, misrepresent material facts or omit material facts necessary to avoid misleading statements in financial records.

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Financial records may include, for example,

•	Global Atlantic-wide financial records,

•	Records of specific transactions,

•	Records relating to clients, customers, vendors, and personnel, and

•	Associate travel and expense reimbursement invoices and time entries.

Each director, senior financial officer, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, senior officers and other employees involved in the Company’s finance department, disclosure processes, investor relations or public communications must also;

•	be familiar with the disclosure requirements applicable to the Company as well as the business and operations of the Company, including under generally accepted accounting principles and all standards, laws, and regulations applicable to accounting and financial reporting of transactions, estimates and forecasts,

•	be familiar with and comply with the Company’s disclosure controls and procedures and internal controls over financial reporting applicable to his or her area of responsibility, and

•	properly review and critically analyze proposed disclosures for accuracy and completeness.

Business Travel Reimbursement: Global Atlantic reimburses Associates for reasonable and necessary expenses incurred in connection with approved travel on behalf of the Company. Global Atlantic has zero tolerance for Associates that submit inappropriate or fraudulent reimbursement requests, and such conduct will be the basis for discipline up to and including termination. Company officers and employees who approve travel and related expenses of other Associates are responsible for the propriety and reasonableness of expenditures, for ensuring that expenses are submitted promptly, and that receipts and explanations properly support expenses. For further information, see Global Atlantic’s Travel and Expense Policy.

Personnel Records: Global Atlantic’s business operations, including its Human Resources and Accounting functions, require an effective system for keeping records regarding job applicants, current employees and former employees. Global Atlantic respects the privacy rights of its employees and will therefore properly maintain such information in accordance with applicable laws and Company policies and standards.

Employee data should be shared or distributed only to those with a clear business need. Employee data should not be placed on unauthorized storage devices, including laptops, thumb-drives, or other media that may be easily lost or stolen. All employee records must be kept secure and confidential at all times. For further information, see Global Atlantic’s Data Classification & Handling Policy, Global Privacy Policy: Protection of Personal Information and Information Security Program, Records Management Policy, and Acceptable Use Policy.

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Global Atlantic expects all Associates to protect and properly use the Company’s assets. Associates must comply with applicable security programs, policies and procedures to safeguard the Company’s assets, including information assets and data, against unauthorized use or removal, as well as against loss by criminal act or breach of trust. Associates must also safeguard the intellectual property, such as a creative work or inventions, belonging to the Company and its business partners and third parties.

The Company’s products and services are its property. The ideas and materials (for example, software, processes, economic models, financial products, risks systems, written material, presentations, and even new concepts) that you contribute to or develop in the course of your employment by Global Atlantic are the Company’s intellectual property and remain the Company’s sole property even after you terminate employment or other relationship with the Company.

PROTECTION AND PROPER USE OF COMPANY ASSETS

These provisions relating to the protection of Global Atlantic’s assets and property also apply to the property of others, including information of our policyholders, clients and business partners that is entrusted to our Company (including that which constitutes proprietary and confidential information).

Proper Use of Company Property: Global Atlantic’s property must be used for the sole benefit of the Company’s business. As such, work hours should be devoted to activities directly related to the Company’s business although appropriately limited personal use of email, computers, phones or minor photocopying that does not disrupt Company productivity or otherwise violate this Code is permitted. We prohibit removal of property from the Company’s facilities unless authorized by the Company and except as described below. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the Company for its exclusive use – such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and databases. Neither originals nor copies of these materials may be removed from the Company’s premises or used for purposes other than the Company’s business without prior written authorization from a senior member of the LCR&IA Department.

For further information, see the Intellectual Property Belonging to Global Atlantic Policy.

While the Company respects Associates’ privacy and typically does not examine an Associate’s files or electronic communications without cause, it does monitor electronic communication infrastructure, such as email, voicemail, internet, and telephones without Associate notification or consent. Associates should presume that messages, files, or data on the Company’s systems or other devices may be accessed and disclosed to persons other than the intended recipients.

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Confidential Information: Global Atlantic expects unwavering commitment to the interests of the Company, encompassing the safeguarding of the Company’s trade secrets and its private and confidential information. “Confidential Information” refers to all information that is not available to the public, in any form, originating at any time from Global Atlantic, its related entities or any third party pertinent to Global Atlantic’s business or operations. This includes Global Atlantic information that is specifically marked as “confidential” and/or “restricted” as well as information that is not labeled as such but by its nature should be reasonably recognized as being confidential and/or restricted. Examples include, but are not limited to, strategic business plans, operating strategies, financial data, non-public product and service details, sales data, Company reports, contracts and personnel information.

Associates are required to maintain and secure all physical and non-physical forms of Global Atlantic’s trade secrets and Confidential Information in accordance with this Code and the requirements of the Company’s applicable policies.

Associates who terminate, voluntarily and/or involuntarily, their employment with Global Atlantic are obligated to continue to maintain the confidentiality of proprietary information obtained or developed while employed by Global Atlantic.

Upon termination of employment or earlier, if requested to do so by Global Atlantic, regardless of the timing, reasons or circumstances of the termination, employees must deliver to Global Atlantic all materials, documents, passwords, and other tangible or intangible storage media containing any form of Confidential Information, whether located on Global Atlantic’s premises or elsewhere. For further information, see Global Atlantic’s Policies and Procedures for Handling Non-Public and Confidential Information.

Tax Evasion

It is Global Atlantic’s policy to strictly comply with all the laws and regulations designed to counteract tax evasion and the criminal facilitation of tax evasion in the jurisdictions in which the Company conducts business. Directors, employees, service providers, and other associated persons are required to comply with all applicable laws. Any suspicions or concerns of tax evasion should be reported to fraud@gafg.com or www.globalatlantic.ethicspoint.com.

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COMMUNICATIONS WITH THE MEDIA AND THE PUBLIC

Global Atlantic is committed to making timely, complete and accurate public regulatory disclosures. Unless specifically designated, Associates are not authorized Company spokespersons. In the event the Company is in the news and an Associate is asked for his or her opinion on how certain events may or may not impact Global Atlantic, the Associate may not offer an opinion or otherwise make a statement on the Company’s behalf, and all such inquiries, as well as all requests for financial or business information received from any media source about Global Atlantic and any requests for interviews, should be immediately referred to the public relations team within the Marketing Department. All press releases should be pre-approved by the Marketing Department and, as applicable, the LCR&IA Department. Requests by government agencies or attorneys should be immediately referred to the LCR&IA Department, as should matters related to any legal proceeding.

If you intend to speak publicly or publish material that relates to Global Atlantic’s business, your work at Global Atlantic or your experience in the industry, you must contact your manager and a senior member of the LCR&IA Department and the Marketing Department before such speech or publication. If your relationship to the Company is mentioned, you must state that you are speaking on your own behalf and not on behalf of the Company.

Associates are prohibited, in their personal capacity, from using social media to recommend, solicit, market, or endorse Global Atlantic products or services. Associates are also prohibited from using social media to communicate or give a “tip” on any material, non-public information that others may use to buy or sell stocks or securities, or to disclose confidential information regarding Global Atlantic, such as business prospects.

SOCIAL MEDIA

Social media can take many different forms and technology has moved with lightning speed to change the ways individuals and businesses communicate with one another. Global Atlantic respects the right of Associates to engage in online social media activity and does not want to discourage Associates from self-publishing and self- expression. Associates are personally responsible for their online social media activity conducted with a Global Atlantic email address or on a Global Atlantic website or page, and/or which can be tracked back to a Global Atlantic domain, and/or which uses Global Atlantic assets such as any Company information system or electronic equipment. Generally, Associates should not use Company property or time to conduct personal social media activities, although appropriately limited personal use that does not disrupt Company productivity or otherwise violate this Code is permitted.

All Global Atlantic policies apply to Associate behavior within social media and in public online spaces, including Global Atlantic’s Policy Against Harassment. Associates cannot use blogs or other social media networking sites to harass, threaten, discriminate or disparage employees or anyone associated with or doing business with Global Atlantic. For more information, see Global Atlantic’s Social Media Policy.

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REPORTING CODE VIOLATIONS AND NON-RETALIATION

Policy About Reporting Procedures: Global Atlantic’s Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters. Such complaints can be submitted through the Company’s external process (referred to as Ethics Point and further discussed below), which allows for confidential and/or anonymous submission of such complaints. In addition to matters referenced above, each Associate has a duty to report to the Company’s management and internal resources any conduct that he or she reasonably believes may be illicit or illegal with the assurance that such Associate will be protected from retaliation or harassment for raising such concerns. Such concerns include the following:

•	Actual or potential violation of this Code

•	Issues or concerns regarding the Company’s business or operations

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement

•	Fraud or deliberate error in the maintenance of business and financial records
•	Misrepresentation or false statements to or by a senior officer or accountant

•	Deviation from full and fair reporting of the Company’s financial or business condition

•	Actual or potential violations of securities and/ or antifraud laws

•	Actual or suspected harassment or discrimination

Global Atlantic also reminds attorneys appearing before the Securities and Exchange Commission in representation of Global Atlantic or an affiliate to report evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the issuer “up-the-ladder” to the Chief Legal Officer or the Chief Executive Officer or, if necessary, to the Audit Committee, another committee of independent directors or the full Board of Directors.

Procedures For Making Reports:

Associates may make anonymous reports of known or suspected violations of the Code using any of the contacts below.

Samuel Ramos

Chief Legal Officer, General Counsel and Secretary

ChiefLegalOfficer@gafg.com

Andrew Shainberg

Chief Compliance Officer and General Counsel for Ethics

ChiefComplianceOfficer@gafg.com

Daniel O’Shea

Chief Administrative Officer

ChiefHROfficer@gafg.com

Ethics Hotline:

You may also contact Ethics Point 24 hours a day, 7 days a week at:

Toll free: (855) 867-7430

or online: www.globalatlantic.ethicspoint.com

to report confidentially and anonymously any questionable conduct.

These contacts may change from time to time. You are encouraged to consult the copy of the Code that is posted on the Company’s internal website to obtain the most current contact information for such persons.

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Company Investigations: The ongoing success of the Company is dependent upon the Company conducting its business with integrity and in compliance with all applicable laws, rules and regulations, and the policies and procedures of the Company. This Code provides an avenue for raising concerns and reporting any allegations of misconduct or noncompliance in an anonymous and confidential way and prohibits retaliation against anyone who, in good faith, makes a report or provides assistance.

The Company’s Chief Compliance Officer, in coordination with the Company’s Chief Legal Officer, is charged with overseeing the administration of this Code and handling and investigating as appropriate reports made of actual or potential violations of this Code.

•	Ethics Point will provide reports directly to the Company’s Chief Compliance Officer, or a designee, regarding the confidential reports it receives.

•	The Chief Legal Officer and/or Chief Compliance Officer shall promptly distribute all reports to the Chairperson of the Audit Committee of the Board of Directors regarding (i) questionable accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Company’s accounting policies; (ii) failures or allegations of failures to comply with material legal and regulatory requirements; or (iii) retaliation against Associates or others who make allegations described in (i) and (ii) above.

•	Each report forwarded to the Chairperson of the Audit Committee, and each report that is made directly to the Audit Committee, whether openly, confidentially or anonymously, shall be reviewed by the Audit Committee, which may, in its discretion, consult with any member of Company management who may have appropriate expertise to assist the Audit Committee in connection with its review. The Audit Committee shall determine whether the Audit Committee or Company management should investigate the report, taking into account the considerations described herein.

•	In determining whether the Audit Committee or Company management should investigate a particular report, the Audit Committee shall consider, among any other factors that are appropriate under the circumstances, questions such as:

•	Who is the alleged wrongdoer?

•	How serious is the alleged wrongdoing?

•	How credible is the allegation of wrongdoing?

•	If the Audit Committee determines that Company management should investigate the report, the Audit Committee will notify the Chief Legal Officer and/or Chief Compliance Officer or his or her designee of that conclusion. Management shall thereafter promptly investigate the report and shall report the results of its investigation to the Audit Committee. Management shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

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•	If the Audit Committee determines that it should investigate the report, the Audit Committee shall promptly determine what professional assistance, if any, it may need in order to conduct the investigation. The Audit Committee shall be free in its discretion to engage, at the expense of the Company, outside auditors, counsel or other experts to assist in the investigation and in the analysis of results. In the discretion of the Audit Committee, responsibilities of the Audit Committee created by these procedures may be delegated to the Chairperson of the Audit Committee or to a subcommittee of the Audit Committee.

•	The Company’s Chief Legal Officer and/or Chief Compliance Officer will notify the General Counsel and/ or Chief Compliance Officer of the Company’s corporate parent, KKR & Co., Inc., regarding any Ethics Point reports being investigated by the Audit Committee.

•	To the extent any investigation is necessitated by a report, the Company will endeavor to keep the proceedings and the identity of the reporting Associate confidential to the fullest extent permitted by applicable law.

Anti-Retaliation Policy & Pledge: The Company strictly prohibits and will not tolerate retaliation against any Associate who makes a good faith report of a suspected violation under the Code by the Company, or its agents acting on behalf of the Company, or who in good faith raises issues or concerns regarding the Company’s business or operations, to the Ethics Point Hotline, a senior member of the LCR&IA Department or to any other member of management, or against any Associate who otherwise participates in an investigation of such reports. Any Associate who retaliates against another Associate for reporting such misconduct, or for participating in an investigation of a claim of misconduct, will be subject to disciplinary action, up to and including termination of employment/engagement. If, however, after investigating a complaint, the Company determines that the Associate did not make a good faith complaint or that the Associate provided false information, the Company may take disciplinary action against the Associate who filed the complaint or gave false information, up to and including termination of employment/engagement.

In addition, the Company strictly prohibits and will not tolerate retaliation against any Associate who makes a good faith report of a suspected violation under the Code by the Company, or its agents acting on behalf of the Company, to a federal regulatory or law enforcement agency that the Associate reasonably believes constitutes a violation of a federal statute, or against any Associate who otherwise participates in an investigation of such reports.

Reporting Matters to Law Enforcement: While Global Atlantic encourages its Associates to report any actual or potential illegal activity to the Company in accordance with the reporting processes set forth in this Code, neither the confidentiality requirements of this Code nor the reporting procedure above, nor any other Company policies or confidentiality obligations or covenants, are intended to prohibit Associates from reporting any illegal activities to government agencies or law enforcement authorities, from cooperating with such agencies or authorities, nor from participating in any government whistleblower programs.

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COMPLIANCE WITH THE CODE

Associates will be required on an annual basis to certify their compliance with the Code.

Please note that nothing in this Code of Business Conduct and Ethics creates or is intended to create an employment contract with any employee for any term of employment. Global Atlantic may terminate the at-will employment of any employee for any reason or no reason, at any time, with or without cause, and with or without notice. Similarly, employees retain the right to terminate at-will employment for any reason or no reason, at any time, with or without cause, and with or without notice.

WAIVER PROCEDURES

Waivers from the Code requirements will be granted only in limited and compelling circumstances. The Company’s Chief Compliance Officer is the sole individual with authority to grant a waiver. Accordingly, any Associate seeking a waiver of the Code must seek pre-approval from the Company’s Chief Compliance Officer. Waivers will not be granted after the fact for actions already taken. The Company will review all requests for waivers on a case-by-case basis.

In addition, any waiver of the Code for executive officers or directors of Global Atlantic must be approved only by the Board of Directors or a committee of the Board. Any such waivers must be promptly disclosed as required by applicable law and by stock exchange rules, if applicable.

Global Atlantic also retains the right to amend, modify or alter this Code at any time with or without prior advance notice to Associates. Such amendment will be disclosed as required by applicable law and stock exchange rules, if applicable.

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ASSOCIATE’S CERTIFICATION OF COMPLIANCE

I have read The Global Atlantic Financial Group LLC (“Global Atlantic”) Code of Business Conduct and Ethics (the “Code”). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code and with each of the policies and procedures adopted by Global Atlantic, whether or not such policies and procedures are expressly cited in the Code. Based on my review, I acknowledge that:

1)	To the best of my knowledge, I am not in violation of any provision contained in the Code.

OR

2)	I have made a full written disclosure to a senior member of the Legal, Compliance & Regulatory Department of the facts regarding any possible violation of the provisions set forth in the Code.

In addition, I understand that I am required to report any suspected or actual violation of the Code, and that I may make such reports on a fully anonymous basis through the mechanisms described in the Code. I understand that I am required to cooperate fully with the Company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or any applicable Global Atlantic policies and procedures may result in disciplinary action up to and including termination of my employment/engagement.

By:	Date:

Name (please print):

Department/Location:

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